Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-69467, No. 333-67274, No. 333-143387, No-333-176133, No. 333-182047, No. 333-188455, No. 333-195888, No. 333-202736, and No. 333-220987) on Form S-8 of Lattice Semiconductor Corporation (the Company) of our reports dated March 13, 2018, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 30, 2017, which reports appear in the December 30, 2017 annual report on Form 10-K of Lattice Semiconductor Corporation.

Our report dated March 13, 2018, on the effectiveness of internal control over financial reporting as of December 30, 2017, expresses our opinion that Lattice Semiconductor Corporation did not maintain effective internal control over financial reporting as of December 30, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management concluded there is a material weakness due to ineffective risk assessment over significant unusual transactions and the design and implementation of control activities over the accounting for those significant unusual transactions.

/s/ KPMG LLP
Portland, Oregon
March 13, 2018